EXHIBIT 23.1

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-102221 of Radiant Systems, Inc. on Form S-3 and in Registration Statements No.’s 333-23237, 333-41327, 333-62157 and 333-71892 of Radiant Systems, Inc. on Forms S-8 of our report dated March 11, 2004, with respect to the consolidated balance sheets of Ibertech, Inc. and subsidiaries, as of September 26, 2003 and September 27, 2002, and the related consolidated statements of earnings and comprehensive earnings, stockholders’ equity and cash flows for the years then ended, which report appears in the Form 8-K/A of Radiant Systems, Inc. dated March 29, 2004.

/s/ GRANT THORNTON LLP

Dallas, Texas

March 29, 2004